EXHIBIT 3.2

CERTIFICATE OF CORRECTION OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF MAGMA DESIGN AUTOMATION, INC.

Magma Design Automation, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY, AS FOLLOWS:

1.    The name of the Corporation is Magma Design Automation, Inc.

2.    That an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 26, 2001 and that said Amended and Restated Certificate of Incorporation requires correction as permitted by Section 103(f) of the General Corporation Law of the State of Delaware.

3.    The inaccuracy or defect of said Amended and Restated Certificate of Incorporation is that it inadvertently contained incorrect expiration dates for the initial terms of each class of the classified Board of Directors.

4.    Article VI, Section B of the Amended and Restated Certificate of Incorporation is corrected to read in its entirety as follows:

“B.    Classes of Directors.    The Board of Directors, other than those directors elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article IV of this Restated Certificate of Incorporation, shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible, and the term of office of directors of one class shall expire at each annual meeting of stockholders, and in all cases as to each director until his or her successor shall be elected and shall qualify or until his or her earlier resignation, removal from office, death or incapacity. Additional directorships resulting from an increase in number of directors shall be apportioned among the classes as equally as possible. The initial term of office of directors of Class I shall expire at the annual meeting of stockholders in 2002, the initial term of office of directors of Class II shall expire at the annual meeting of stockholders in 2003, and the initial term of office of directors of Class III shall expire at the annual meeting of stockholders in 2004. At each annual meeting of stockholders the number of directors equal to the number of directors of the class whose term expires at the time of such meeting (or, if less, the number of directors properly nominated and qualified for election) shall be elected to hold office until the third succeeding annual meeting of stockholders after their election.”

IN WITNESS WHEREOF, Magma Design Automation, Inc., has caused this Certificate of Correction to be signed by Rajeev Madhavan, its Chief Executive Officer and Secretary, this 1st day of June, 2002.

By	/s/ RAJEEV MADHAVAN
Rajeev Madhavan Chief Executive Officer and Secretary